UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

TRANSATLANTIC PETROLEUM LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

16803 Dallas Parkway Dallas, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On September 13, 2016, Wil F. Saqueton notified TransAtlantic Petroleum Ltd. (the “Company”) that he is resigning from his position as vice president and chief financial officer effective September 30, 2016.  The resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.  As consideration for Mr. Saqueton’s service to the Company, the Company will vest 41,893 of his outstanding restricted stock units prior to his departure.

Appointment of Interim Principal Accounting and Financial Officer

Chris Elmore (age 38), the Company’s vice president of accounting and corporate controller, will serve as the Company’s interim principal accounting and financial officer, effective September 30, 2016, until such time as the Company appoints Mr. Saqueton’s successor. Mr. Elmore has served as the Company’s vice president of accounting and corporate controller since May 2013.  There is no arrangement or understanding with any executive officer of the Company pursuant to which Mr. Elmore was appointed as interim principal accounting and financial officer.  Mr. Elmore has no family relationship with any of the Company’s directors or executive officers.  There are no transactions or relationships between the Company and Mr. Elmore that are reportable under Item 404(a).

Search for Chief Financial Officer

The Company’s Board of Directors intends to commence a search for Mr. Saqueton’s successor. The Company is confident that its current staff is capable of performing the finance and accounting functions during such search period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 16, 2016

TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Chad Burkhardt
Chad Burkhardt
Vice President, General Counsel and Corporate Secretary